CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                        GOTTSCHALKS, INC.


          The undersigned, as incorporator of Gottschalks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:
          The Corporation has not received any payment for any of its stock. Directors of the Corporation were not named in the original Certificate of Incorporation and have not yet been elected. The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution adopted by the undersigned, the sole incorporate of the Corporation, was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware:
               "RESOLVED, that the Certificate of
          Incorporation of the Corporation be amended by striking Article I in its entirety and replacing therefor: 'ARTICLE I: The name of the corporation is Gottschalks, Inc.'"
          I, THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of amending the Certificate of Incorporation under the laws of the State of Delaware do make, file and record this Certificate of Amendment of Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 26th day of February 1986.

                              ______________________________
                              R. Gregory Morgan, as
                              Incorporator